Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2022

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

Kearny Financial Corp. Announces Authorization of a New Stock Repurchase Plan and

Completion of 10% Stock Repurchase Plan

Fairfield, N.J., August 1, 2022 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company for Kearny Bank, announced today that the Board of Directors has authorized a new stock repurchase plan to acquire up to 4,000,000 shares of the Company’s outstanding common stock. In conjunction with this announcement, the Company also announced the completion of its previously disclosed stock repurchase plan which authorized the repurchase of 7,602,021 shares. Such shares were repurchased at a cost of $96.8 million, or $12.73 per share.

Repurchases will be made from time to time in the open market, through block trades, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Such repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program has no expiration date and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The stock repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 45 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. At June 30, 2022, Kearny Financial Corp. had approximately $7.7 billion in total assets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

In addition, the COVID-19 pandemic has had, and may continue to have, an adverse impact on the Company, its clients and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on our business.